Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-136910
FINAL PRICING TERMS
October 26, 2006

Issuer:	Critical Therapeutics, Inc. (NASDAQ: CRTX).

Securities Offered:	Units consisting of one share of common stock and a warrant to purchase 0.5 shares of common stock, exercisable on or before October 26, 2011 at an exercise price of $2.62 per share of common stock

Maximum Number of Units	7,455,731

Price Per Unit	$2.6825 per unit

Estimated net Proceeds	$19,999,998

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively the issuer and the placement agent will arrange to send you the prospectus if you request it by calling 212-632-6717.